Exhibit 10.17

Layne Christensen Company
Executive Short-Term Incentive Plan

Amended and Restated by the Board of Directors as of July 6, 2015

Compensation Philosophy

Layne Christensen Company’s (“Layne”) compensation philosophy is to structure compensation to drive financial and strategic growth and build long-term stockholder value while attracting and retaining valued talent in the markets and industries Layne serves.

ESTI Plan Objective

The intent of the Layne Christensen Company Executive Short-Term Incentive Plan (the "ESTI Plan") is to provide competitive cash compensation ("ESTI Bonuses") that rewards Participants for their performance and their contributions to Layne's overall performance. The ESTI Plan is an important component of a Participant's total compensation package, designed to communicate key annual corporate and individual objectives, reward efforts that achieve these objectives and align employee performance bonuses with Layne's shareholders' interests in a manner that motivates executives and employees to maximize shareholder value.

ESTI Plan Overview

This ESTI Plan is a bonus plan for certain Corporate Executives and Division Presidents selected by Layne to participate in the ESTI Plan ("Participants"). The ESTI Plan is designed to reward Participants for their roles in the achievement of Layne’s goals for the one-year performance period. All ESTI Bonuses under the ESTI Plan are conditioned upon achievement of one or more "Primary Goal(s)" and the achievement of one or more "Secondary Goal(s)."  All Participants will have the same Primary Goal(s).  If the Primary Goals(s) are not achieved, no ESTI Bonuses under the ESTI Plan will be made to any Participant even if there is achievement of one or more Secondary Goal(s).

Each Participant in the ESTI Plan has a target-level ESTI Bonus opportunity ("Target ESTI Opportunity"), expressed as a percentage of that Participant's actual base earnings (i.e., which excludes bonuses) during the performance period, based on the Participant's job position and level within the Company. The Target ESTI Opportunity for each Secondary Goal is reduced (down to 65% of the Participant's weighted targeted bonus for that Secondary Goal) if achievement is less than 100% but over a minimum required threshold, and increased (up to 200% of the Participant's weighted targeted bonus for that Secondary Goal) if achievement is more than 100%. See Appendix B.

Eligibility

The Compensation Committee (the "Compensation Committee") of Layne's Board of Directors (the "Board"), in consultation with Layne's Chief Executive Officer ("CEO"), shall select and recommend to the Board the Participants from the group of Layne's Corporate Executives and Division Presidents it desires to participate in the ESTI Plan.  An eligible employee will only become a Participant if the Board approves the Compensation Committee's recommendation. Participation in the ESTI Plan in one year does not automatically guarantee participation in a future year.

Performance Period

Each fiscal year is a separate performance period ("Performance Period").

Establishment of Performance Period Primary Goal(s) and Secondary Goal(s)

For each Performance Period, the applicable person(s) described below shall establish:

•	The Primary Goal(s); and
•	The Secondary Goal(s) at one or more of a Corporate Level, Division Level, and individual performance level.

"Corporate Level" goals are based on consolidated financial results of Layne and its subsidiaries. "Division Level" goals are based on the financial results of that division.

The Primary Goal(s) for each Performance Period will be determined by the Compensation Committee based upon recommendations from the CEO and then reviewed and approved by the Board. Except as otherwise provided herein, each Participant's Target ESTI Opportunity will be recommended by the CEO to the Compensation Committee and, if approved by the Compensation Committee, the Compensation Committee shall recommend such Target ESTI Opportunity to the Board for its approval. Except with respect to the CEO or as provided herein, all Secondary Goal(s) will be developed by the CEO, submitted to the Compensation Committee for approval and recommendation, and if the Compensation Committee approves of such Secondary Goal(s), submitted to the Board for its review and approval. The Compensation Committee will recommend the Secondary Goal(s) relating to the CEO to the Board, and for approval by the Board. All Primary Goal(s) and Secondary Goal(s) for a Performance Period will be established by the end of the first quarter of each Performance Period.

All Participants' Secondary Goal(s) will include:

•

A specific, measurable Corporate Level and/or Division Level goal for which determination as to whether such goal has been attained can be made solely by reference to Layne's and/or the division's performance during the Performance Period; and

•	As many as four different individual level performance goals for which determination as to whether such goals have been attained and the level of such attainment (i.e., threshold,

target, maximum or in between these levels) can be made solely by reference to the individual's performance during the Performance Period.

The applicable weighting for each Secondary Goal for Participants is based on their job position and level and is attached as Appendix A to this ESTI Plan. The weighting among the individual-level goals shall be determined by the Participant's manager.

Targeted ESTI Opportunity and Payout of Performance Awards

If the Primary Goal(s) are achieved for a Performance Period and the Participant's relevant threshold level of achievement for one or more Secondary Goals are attained, then the Participant shall be eligible for payment of an ESTI Bonus. Performance at the minimum threshold for at least one of the Secondary Goals shall result in payment of 65% of the Participant's weighted Targeted ESTI Opportunity for that Secondary Goal.  Performance at or above the maximum goal level shall result in payment of 200% of the Participant's weighted Targeted ESTI Opportunity for that Secondary Goal. The eligible bonus amount for each Secondary Goal shall be determined by multiplying (i) the Participant's Targeted ESTI Opportunity, (ii) such Secondary Goal's applicable weighting percentage, (iii) the Participant's actual base earnings, and (iv) the applicable payout percentage determined through linear interpolation between that Secondary Goal's threshold and target values or linear interpolation between that Secondary Goal's target and maximum values.  The eligible bonus amounts for each Secondary Goal are then added to determine the Participant's total ESTI Bonus, subject to being increased or decreased as discussed below. The applicable Targeted ESTI Opportunity and applicable weighting factors are set forth in Appendices A and B to this ESTI Plan.

Attainment of performance awards is to be determined by the Compensation Committee after the end of the Performance Period and then recommended to the Board for its approval. All payouts under the ESTI Plan will be based on the Executive's actual base earnings (i.e., which excludes bonuses) during the Performance Period.  Unless the Compensation Committee elects to make payments under the ESTI Plan in the form of bonus shares or another type of equity award granted under Layne's 2006 Equity Incentive Plan (or another shareholder-approved stock plan maintained by Layne), all payouts under the ESTI Plan will be made in cash.  Once determined pursuant to the terms and conditions set forth herein, the Board has the ability to increase or decrease individual Participant bonuses by up to 50%. A Participant must be employed by Layne on the last day of the Performance Period to be eligible to receive payout of a performance award; provided, however, the Board may, in its sole discretion, agree to waive such employment requirement if in its judgment such waiver is warranted and/or such acceleration is in the best interests of the Company.  Payout of performance awards will occur no later than two and one-half (2-1/2) months following the end of the Performance Period.

Illustration

To illustrate how ESTI Bonuses under the Plan are determined, assume (i) a Corporate Executive has actual base earnings of $300,000, (ii) a Target ESTI Opportunity of 60%, (iii) Primary Goals are achieved, (iv) the Corporate Executive achieved 100% of his/her individual Secondary Goal, (v) the Company achieved 80% of its "One Layne" goal and (vi) the Board does not elect to increase or decrease the Corporate Executive's ESTI Bonus.

Mechanically, the Corporate Executive's ESTI Bonus is determined by adding the applicable weighted bonus amounts for each of the Secondary Goals (after each Secondary Goal's applicable payout percentage based on performance has been determined) as follows:

A..60 (Target ESTI Opportunity)  x  .80 (80% goal weighting factor) x $300,000 (Participant's base earnings) x .65 (determined payout percentage based on level of goal achievement)

(i.e., .6 x .8 x $300,000 x .65 = $93,600)

+

B..60 (Target ESTI Opportunity) x .20 (20% goal weighting factor) x $300,000
(Participant's base earnings) x 1.0 (determined payout percentage based on level of goal achievement)

(i.e., .6 x .2 x $300,000 x 1.0 = $36,000)

For a total ESTI Bonus of $129,600 (i.e., $93,600 + $36,000).

Administration

The Compensation Committee is responsible for overseeing the administration of the ESTI Plan for Participants and reviewing and recommending to the Board the payments pursuant to the ESTI Plan.  The Board shall have complete discretion over the ESTI Plan and shall determine the final ESTI Plan performance goals and performance awards for the CEO, based upon recommendations from the Compensation Committee. The Board shall have the sole authority to interpret and construe the ESTI Plan and decisions made by the Board shall be final and binding upon all parties concerned.

The Compensation Committee determines whether the applicable performance thresholds and performance goals have been attained, based upon audited financial results for the Performance Period and shall make recommendations as to such attainment to the Board for its approval.  Where needed, the Compensation Committee will receive reports from Finance/Accounting regarding the calculation and tracking of financial performance which relates to performance goals, and will receive reports from Layne's human resources department regarding performance goals that are not based upon financial measures.

The Board retains the right to reassess performance goals and performance awards in light of unanticipated extenuating circumstances, or other reasons, and to increase or decrease the conditions of a performance goal or the value of a performance award as the result of its reassessment.

The Board may amend or terminate the ESTI Plan at any time, in its sole discretion.

This ESTI Plan confers no right to continued employment or otherwise change a Participant's status as an "at-will" employee.

The law of the state of Delaware shall be controlling in all matters relating to the ESTI Plan, unless superseded by Federal law.

APPENDIX A – Performance Drivers and Weights

Performance Drivers and Weights
		Performance Drivers
Title / Band	Level	One Layne Cons.	Division	Individual	Total
CEO	0	80%		20%	100%
Corporate Executives (COO, CFO, GC, CAO)	1 Corp.	80%		20%	100%
Division Presidents	1 Div.	20%	60%	20%	100%

APPENDIX B - Targeted ESTI Opportunities

Title	Level	Threshold 65% of Target ESTI bonus PAYABLE IF 80% OF gOAL ACHIEVED	TARGET 100% of Target ESTI bonus PAYABLE IF 100% OF gOAL ACHIEVED	Maximum 200% of Target ESTI bonus PAYABLE IF 150% OR MORE OF gOAL ACHIEVED
CEO	0	65%	100%	200%
CFO	1	48.75%	75%	140%
Corporate Executives (other than CFO)	1 Corp.	39%	60%	120%
Division Presidents	1 Div.	39%	60%	120%